                                                                   EXHIBIT 12(i)


                     VIRGINIA ELECTRIC AND POWER COMPANY
               COMPUTATION OF  RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                            (thousands of dollars)


                                      Dec-95          Dec-96          Dec-97           Dec-98          Dec-99          Dec-2000
                                      ------          ------          ------           ------          ------          --------

Net Income                            432,844         457,304         469,114          229,873         484,715         500,160

Add: Income Taxes                     228,785         243,993         249,293          157,298         258,033         264,298
                                 ---------------------------------------------------------------------------------------------

Total Pretax Net Income              $661,629       $701,297         $718,406         $387,171        $742,748        $764,458
                                 =============================================================================================
Fixed Charges:
  Interest on Long-Term Debt          302,618        287,928          274,850          308,200         279,080         274,923
  Other Interest                       19,998         22,380           30,703                  *
  Pfd Distribution of
   Affiliate-Gross                      3,653         10,867           10,868           10,868          10,868          10,868
  Estimated Interest Factor
   of Rents Charged to Op-
   erating Expenses, Clear-
   ing & Other Accounts                 6,475          6,291            8,595            6,389           6,857           6,601
                                 ---------------------------------------------------------------------------------------------

Total Fixed Charges                  $332,744       $327,466         $325,015         $325,457        $296,805        $292,391

                                 ---------------------------------------------------------------------------------------------
Earnings as Defined                  $994,373     $1,028,764       $1,043,421         $712,627      $1,039,553      $1,056,849
                                 =============================================================================================

Ratio of Pretax Income
 to Net Income                           1.53           1.53             1.53             1.68            1.53            1.53

Preferred Div. Req.                    44,124         35,505           35,754           35,784          37,045          38,426
Portion Allowable as Deduction
 for Federal Income Taxes                 374            374              374              374             374             374
                                 ---------------------------------------------------------------------------------------------
Difference                             43,750         35,131           35,380           35,410          36,671          38,052
Times Pretax Ratio                     66,875         53,875           54,181           59,640          56,193          58,160
Preferred Divd. Factor                 67,249         54,249           54,555           60,014          56,566          58,534
Fixed Charges As Above                332,744        327,466          325,015          325,457         296,805         292,391
                                 ---------------------------------------------------------------------------------------------
Total Fixed Charges and
 Preferred Divd. Factor              $399,993       $381,715         $379,570         $385,470        $353,371        $350,925
                                 =============================================================================================
Ratio of Earnings to Fixed
 Charges and Preferred
 Stock Dividends                         2.49           2.70             2.75             1.85            2.94            3.01
                                 =============================================================================================

* beginning in 1998, Other Interest is included in the line item, Interest on Long-Term Debt